Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Save the World Air, Inc.
(Exact name of registrant as specified in its charter)

Nevada	52-2088326
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Save the World Air, Inc.
2004 Stock Option Plan
(Full title of the plan)

Eugene E. Eichler
Chief Executive Officer
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Name, Address and Telephone Number of Agent For Service)
Copy to:
Lance Jon Kimmel, Esq.
SEC Law Firm
11693 San Vicente Boulevard, Suite 357
Los Angeles, California 90049
(310) 557-3059
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
Common Stock, $0.001 par value	7,000,000 shares	$1.505 (1)	$10,535,000 (1)	$1,127.24

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration and represents the average of the high and low prices of the common stock on August 30, 2006, as reported on the OTC Bulletin Board.

          In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

REOFFER PROSPECTUS
7,000,000 Shares of Common Stock
SAVE THE WORLD AIR, INC.
          The shares of Common Stock of Save the World Air, Inc. covered by this Reoffer Prospectus (the “Shares”) may be offered and sold to the public by selling shareholders of the Company named in this Reoffer Prospectus (the “Selling Shareholders”). The Selling Shareholders may acquire the Shares pursuant to the Save the World Air, Inc. 2004 Stock Option Plan (the “Plan”).
          The Selling Shareholders may be deemed to be affiliates of the Company and, as such, would be subject to limitations on their ability to sell the Shares outside of this Reoffer Prospectus pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”). This Reoffer Prospectus has been prepared to allow for future sales by the Selling Shareholders to the public without limitation.
          Our Common Stock is quoted on the OTC Bulletin Board under the symbol “ZERO.” On August 30, 2006, the closing price of one share of out Common Stock on the OTC Bulletin Board was $1.49.
          The Selling Shareholders may sell their Shares directly or indirectly in one or more transactions on the OTC Bulletin Board or on any stock exchange or market on which the Shares may be listed at the time of sale, in privately negotiated transaction, or through a combination of such methods. These may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
          The Selling Shareholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers in the manner described under “Plan of Distribution.”
          The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

          Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 2.
          The Securities and Exchange Commission and state securities commissions have not approved or disapproved these securities or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Reoffer Prospectus is                     , 2006.

          You should rely only on the information contained in this Reoffer Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this Reoffer Prospectus. The Selling Shareholders are offering to sell Shares and seeking offers to buy Shares only in jurisdictions where offers and sales are permitted. The information contained in this Reoffer Prospectus is accurate only as of the date of this Reoffer Prospectus, regardless of the time of delivery of this Reoffer Prospectus or of any sale of the Shares.

(i)

WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 under the Act with respect to the Shares offered hereby (the “Registration Statement”). This Reoffer Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto.
          We are subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports and other information with the Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as the Company, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The following documents filed with the SEC by the Company are hereby incorporated herein by reference:
          1. The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (Commission File No. 000-29185).
          2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (Commission File No. 000-29185).
          3. The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006 (Commission File No. 000-29185).
          4. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB/A (Commission File No. 001-29185) filed with the Securities and Exchange Commission on November 29, 2000, and any amendments or reports filed to update the description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          The Company will provide without charge to any person to whom this Reoffer Prospectus is delivered, on written or oral request, a copy of each document incorporated by reference in this Reoffer Prospectus or in the Registration Statement. Requests should be directed to Eugene E. Eichler, Chief Executive Officer and Chief Financial Officer, Save the World Air, Inc., 5125 Lankershim Boulevard, North Hollywood, California 91604. The Company’s telephone number is (818) 487-8000 and its website is located at www.savetheworldair.com. Information on the website is not incorporated by reference into this Reoffer Prospectus.

FORWARD-LOOKING STATEMENTS
          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 2.
          The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
          We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.
RISK FACTORS
          Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Reoffer Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission, including our Annual Reported on Form 10-KSB for the year ended December 31, 2005, when evaluating our company and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.
RISKS RELATED TO OUR BUSINESS
We have never generated any revenues, have a history of losses, and cannot assure you that we will ever become or remain profitable. As a result, you may lose your entire investment.
          We have not yet generated any revenue from operations and, accordingly, we have incurred net losses every year since our inception in 1998. For the fiscal years ended December 31, 2005 and 2004, we had net losses of $3,115,186 and $6,803,280, respectively, and for the six-month periods ended June 30, 2006 and 2005, we had net losses of $5,990,330 and $1,839,573, respectively. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded all of our activities through sales of our securities. Although we expect to generate revenue beginning in 2006 from sales of products incorporating our ZEFS, MK IV and CAT-MATE technologies, we anticipate net losses and negative cash flow to continue for the foreseeable future until such time as our products are brought to market in sufficient amounts to offset operating losses. As planned, we have significantly expanded both our research and development efforts, and our sales and marketing efforts, during the past year. Consequently, we will need to generate significant additional revenue to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is entirely dependent upon our research and development efforts to deliver a viable product and the company’s ability to successfully bring it to market. Although our management is optimistic that we will succeed with marketing products incorporating our ZEFS, MK IV and CAT-MATE technologies, there can be no assurance that we will ever generate any revenues or that any revenues that may be generated will be sufficient for us to become profitable or thereafter maintain profitability. If we cannot generate any revenues or become or remain profitable, we may have to cease our operations and liquidate our business and you may lose your entire investment.
Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
          In their report dated March 22, 2006, our independent auditors stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring negative cash flows from operations and accumulated deficit. We had an accumulated deficit of approximately $20,246,074 and $26,236,404 as of December 31, 2005 and June 30, 2006, respectively. Our ability to continue as a going concern is subject to our ability to obtain significant additional capital to fund our operations and to generate revenue from sales, of which there is no assurance. The going concern qualification in the auditor’s report could materially limit our ability to raise additional capital. If we fail to raise sufficient capital, we may have to liquidate our business and you may lose your investment.
We will need additional capital to meet our operating needs, and we cannot be sure that additional financing will be available.
          As of June 30, 2006 our expenses ran, and are expected to continue to run, at a “burn rate” of approximately $400,000 per month. Our current capital resources will be sufficient to fund operations only through October 2006, and we will require additional capital in order to operate beyond this date. Management anticipates that at least portion of our cash flow needs will be satisfied by the exercise of outstanding warrants to purchase our common stock, at variable prices, which are coming due at various times this year. In addition, management is actively pursuing other financing alternatives. However, no assurance can be given at this time that any such sources of capital will be available to us, or available to us on favorable terms. If we cannot obtain needed capital, when and as we need it, our continuing research and development efforts, sales and marketing plans, business and financial condition and our ability to reduce losses and generate profits are likely to be materially and adversely affected.
If we obtain additional financing, you may suffer significant dilution.
          Any additional issuance of our common stock, or securities convertible into or exercisable for our common stock, would dilute the percentage ownership of our existing stockholders. This dilution could also have an adverse impact on our earnings per share, if and when we become profitable, and reduce the price of our common stock. In addition, the new securities may have rights, preferences or privileges senior to those of our common stock.
As a company with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.
          Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation in 1998, we have been and continue to be involved in development of products using our technology, establishing manufacturing and marketing of these products to consumers and industry partners. Although we believe our technology and products in development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.
          Our business strategy is to develop, manufacture and market products incorporating our ZEFS, MK IV and CAT-MATE technologies. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:
•	raise additional needed capital for research and development;

•	complete development of our products in development; and

•	successfully introduce and commercialize our new products.
          Certain of our products are still under various stages of development. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of other product candidates. Although our management believes that it can finance our product development through private placements and other capital sources, if we do not develop new products and bring them to market, our ability to generate revenues will be adversely affected.
As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.
          We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations. We had $1,628,517 in cash at June 30, 2006 and negative cash flow from operations of $2,449,893 for the six-month period ended June 30, 2006.
          We currently do not have credit facilities available with financial institutions or other third parties, and historically have relied upon best efforts third-party funding. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. We may need to continue to rely upon financing from external sources to fund our operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, we may need to curtail operations.
The commercial viability of products incorporating our ZEFS, MK IV and CAT-MATE technologies remains largely unproven and we may not be able to attract customers.
          Despite the fact that we have entered into our first distribution agreements, and have received our first order to ship products, to the best of our knowledge, no consumer, engine, carburetor or automobile manufacturer has used products incorporating our ZEFS, MK IV or CAT-MATE technologies to reduce engine emissions, enhanced performance or fuel efficiency to date. Accordingly, the commercial viability of our products are not known at this time. If commercial opportunities are not realized from the sale and use of products incorporating our ZEFS, MK IV and CAT-MATE technologies, our ability to generate revenue would be adversely affected. There can be no assurances that we will be successful in marketing our products, or that customers will ultimately purchase our products. Failure to have commercial success from the sale of these products will significantly and negatively impact our financial condition.
If our products and services do not gain market acceptance, it is unlikely that we will become profitable.
          The market for products that reduce harmful motor vehicle emissions is evolving and we have many successful competitors. Automobile manufacturers have historically used various technologies, including catalytic converters, to reduce exhaust emissions caused by their products. At this time, our technology is unproven, and the use of our technology by others is limited. The commercial success of our products will depend upon the adoption of our technologies by auto manufacturers and consumers as an approach to reduce motor vehicle emissions. Market acceptance will depend on many factors, including:
•	the willingness and ability of consumers and industry partners to adopt new technologies;

•	the willingness of governments to mandate reduction of motor vehicle emissions;

•	our ability to convince potential industry partners and consumers that our technologies are an attractive alternative to other technologies for reduction of motor vehicle emissions;

•	our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost; and

•	our ability to place and service sufficient quantities of our products.
          If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected and it is unlikely that we will become profitable.
We need to outsource and rely on third parties for the manufacture, sales and marketing of our products, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.
          We do not have the required financial and human resources or capability to manufacture, market and sell our products. Our business model calls for the outsourcing of the manufacture, and sales and marketing of our products in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities that we do not possess. We have entered into certain distribution agreements, but we may not be successful in entering into additional such alliances on favorable terms or at all. Even if we do succeed in securing additional distribution agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our products and reduce their competitiveness even if they reach the market. Any such delay related to our existing or future agreements could adversely affect our business.
          We do not currently have an agreement in place for the manufacture of products incorporating our ZEFS or MK IV technologies, although Quadrant Technologies Inc. has a right of first refusal for the manufacture of such products. Although we presently intend to have products incorporating our CAT-MATE technology manufactured by Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China , we do not yet have an agreement in place for the manufacture of products incorporating our CAT-MATE technology.
If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the development and commercialization of our products could be delayed or curtailed.
          To the extent that we rely on other companies to manufacture, sell or market our products, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties do not perform its obligations in a timely and effective manner, the commercialization of our products could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.
Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.
          We believe that our future operating results will fluctuate due to a variety of factors, including:
•	delays in product development;

•	market acceptance of our new products;

•	changes in the demand for, and pricing, of our products;

•	competition and pricing pressure from competitive products;

•	manufacturing delays; and

•	expenses related to, and the results of, proceedings relating to our intellectual property.
          A large portion of our expenses, including expenses for our facilities, equipment and personnel, is relatively fixed and not subject to significant reduction. In addition, we expect our operating expenses will continue to increase significantly in 2006, as a result of our continuing research and development efforts, and increased production, and sales and marketing activities. Although we expect to generate revenues from sales of our products in the future, revenues may decline or not grow as anticipated and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.
Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
          In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.
The manufacture, use or sale of our current and proposed products may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.
          If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:
•	incur substantial monetary damages;

•	encounter significant delays in marketing our current and proposed product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

•	lose patent protection for our inventions and products; or

•	find our patents are unenforceable, invalid, or have a reduced scope of protection.
          Parties making such claims may be able to obtain injunctive relief that could effectively block the company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm the company. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by the company.

We may face costly intellectual property disputes.
          Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technologies and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Our pending patent applications, specifically patent rights of the MK IV and CAT-MATE technologies, may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. Patents we have received for our ZEFS technology, and which we may receive, may be challenged, invalidated or circumvented in the future or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.
We are involved in a patent infringement suit brought by our former sole director and executive officer.
          In April 2005, Jeffrey A. Muller, the Company’s former sole director and executive officer, filed a complaint against us seeking declaratory and injunctive relief and alleging unfair competition in connection with a claimed prior patent interest in the ZEFS technology. Mr. Muller is seeking to have the patent rights in the ZEFS technology that were previously transferred to us by Mr. Muller’s bankruptcy trustee declared null and void. This is but one of several claims that have been litigated over a number of years between Mr. Muller and us. While we believe that we have valid claims and defenses, there can be no assurance that an adverse result or outcome in the pending litigation would not have a material adverse effect on our business prospects, financial position and cash flow.
We may not be able to attract or retain qualified senior personnel.
          We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.
          If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.
          Our future success is substantially dependent on the efforts of our senior management, particularly Eugene E. Eichler, Bruce H. McKinnon and John Richard Bautista III. The loss of the services of members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized automotive companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit key marketing, scientific and technical personnel, the growth of our business could be substantially impaired. At present, we maintain key man insurance only for Mr. McKinnon.
We expect to incur increased costs under the Sarbanes-Oxley Act of 2002.
          As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the Securities and Exchange Commission, have imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Although, under proposed rules issued by the Securities and Exchange Commission (the “SEC”) in July 2006, we will not be required to evaluate how to document and test our internal control procedures under Section 404 of the Sarbanes-Oxley Act and the related rules of the SEC until our Annual Report on Form 10-KSB for the year ended December 31, 2007, effective disclosure controls and procedures and internal controls are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud generally. We must begin to implement proper procedures significantly in advance of this date and will incur significant up-front expenses to do so. If we are unable to achieve and maintain adequate disclosure controls and procedures and internal controls, our business and operating results could be harmed.
Changes in stock option accounting rules may adversely affect our reported operating results, our stock price, and our ability to attract and retain employees.
          In December 2004, the Financial Accounting Standards Board published new rules that will require companies such as us to record all stock-based employee compensation as an expense. The new rules apply to stock options grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Large public companies have had to apply the new financial accounting rules to the first fiscal year that began after June 15, 2005, while small business issuers such as this company have had to apply the new rules in their first fiscal year beginning after December 15, 2005. As a small company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such stock based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants after the new rules apply to us, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities. Since we are a small company, the expenses we may have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. The adverse effects that the new accounting rules may have on our future financial statements should we continue to rely heavily on stock-based compensation may reduce our stock price and make it more difficult for us to attract new investors. In addition, reducing our use of stock plans as an incentive for and a reward to our officers, directors and employees, could result in a competitive disadvantage to us in the employee marketplace.
RISKS RELATED TO OUR COMMON STOCK
Currently, there is only very limited trading in our stock, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.
          The shares of our common stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company engaged in a high risk business which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that can generate or influence daily trading volume and valuation. Should we even come to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous trading without negatively impacting our share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all. As a result, you could lose all or part of your investment.

The market price of our stock is volatile.
          The market price for our common stock has been volatile in recent months, ranging from a closing price of $0.65 on January 10, 2006 to a closing price of $4.74 on March 13, 2006, and $1.49 on August 30, 2006. Additionally, the price of our stock has been both higher and lower than those amounts on an intra-day basis in recent months. Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:
•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by us or our competitors;

•	announcements of new products or new contracts by us or our competitors;

•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;

•	conditions and trends in our industry;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the risks described in this prospectus.
Substantial sales of common stock could cause our stock price to fall.
          As of August 17, 2006, we had 39,112,631 shares of common stock outstanding. In the past year, there have been times when average daily trading volume of our common stock has been extremely low, and there have been many days in which no shares were traded at all. At other times, the average daily trading volume of our common stock has been high. As a result of the registration of the shares included in this prospectus, an additional 7,000,000 shares of our common stock will be able to be freely sold on the market, assuming all shares of common stock subject to options under the Plan are granted, vest and are exercised. Because of the limited trading volume, the sudden release of up to 7,000,000 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of our stock. No prediction can be made as to the effect, if any, that sales of the shares included in this prospectus, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.
You may have difficulty selling our shares because they are deemed “penny stocks”.
          Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.
Potential issuance of additional shares of our common stock could dilute existing stockholders.
          We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby.
THE COMPANY
          We are a development stage company that has not yet generated revenues. Historically, we devoted the bulk of our efforts to the completion of the design, the development of our production models and the promotion of our products in the marketplace worldwide. Our products, based on our “ZEFS”, “CAT-MATE” and “MK IV” technologies, are designed to reduce harmful emissions, and improve fuel efficiency and overall performance on equipment and vehicles driven by internal combustion engines. We have taken actions to secure our intellectual property rights to the ZEFS and CAT-MATE technologies.
          During 2005 and continuing in 2006, we began to focus on the initial marketing of our products. We entered into the first agreements for the distribution of our products in late 2005 and early 2006. Our first two U.S. distributorship agreements with Team Phantom of Alaska and Motorcycle Products Consulting (“MPC”) of California, provides for the sale of our ZEFS and MK IV-based products in the North American original equipment manufacturer (“OEM”) and after-market for motorcycles through the distributors to certain named prospective purchasers.
          In January 2006, we entered into our first international distributorship agreement, with Golden Allied Enterprises (Group) Co., Ltd. (“GAE”). The agreement provides that GAE will serve as our exclusive distributor for our products using ZEFS, CAT-MATE and MK IV technologies in the People’s Republic of China. The agreement with GAE was conditioned upon our ZEFS-based products achieving EURO2 standards in tests to be conducted in Shanghai. These tests were conducted and passed in April 2006.
          In July 2006, GAE placed its first order under the distributorship agreement, for 100,000 units, to be shipped in installments between now and July 2007. These products are in pre-production and we anticipate that we will begin delivering products under the agreement to GAE commencing in September 2006, and will begin generating revenue in late 2006.
          In April 2006, we entered into a product development agreement with Kwong Kee (Qing Xin) Environmental Exhaust Systems Company, Ltd. in China. Kwong Kee, a manufacturer of mufflers and catalytic converters, will collaborate with us on product development based on our CAT-MATE technology. As part of our strategic alliance, Kwong Kee will make available its research and development facilities, testing equipment and product design and development support team.
          In July 2006, we entered into an agreement with Quadrant Technology L.P. pursuant to which Quadrant Technology will provide product development services for our products. Under this agreement, Quadrant Technology was also granted a right of first refusal to manufacture our ZEFS and other magnetic products.

          Also in July 2006, we entered into an agreement with Marketing Matters, Inc. to provide exclusive agency services in the United States for advertising, marketing, industry and trade show promotion, as well as packaging design services. We entered into a separate agreement with SS Sales and Marketing Group, to provide marketing and promotional services in the western United States and western Canada for our products.
          In addition, we are continuing our marketing efforts to international governmental entities in cooperation with the United Nations Environmental Programme (UNEP) and various OEMs and the aftermarket to sell or license products using our ZEFS and CAT-MATE technologies. We anticipate that these efforts will continue during the remainder of 2006.
          As part of our ongoing product development, we are in the process of launching two new product lines, ECO ChargR and MAG ChargR, which we differentiate products based on their differing magnetic fluxes and their applications. ECO ChargR products will be more focused toward reduction in emissions and MAG ChargR will be more focused toward performance and fuel economy.
          The ECO ChargR product line employs our ZEFS and MK IV technologies, and is intended specifically for the reduction of exhaust emissions in vehicle and small utility motors. These products will be marketed primarily to OEMs as well as pilot and government-mandated emissions programs.
          The MAG ChargR products feature our ZEFS or MK IV technologies, as well as other power enhancing features, to exploit the power and mileage improving attributes of our magnetic technologies. MAG ChargR will be marketed primarily to the consumer aftermarket for many vehicles, including but not limited to cars, trucks, motorcycles, scooters, all terrain vehicles (ATVs), snowmobiles, personal watercrafts and small utility motors.
          Expenses have been funded primarily through the sale of stock and convertible debt. We have raised capital in 2006 and will need to raise additional capital in 2006, and possibly beyond, to fund our sales and marketing efforts, continuing research and development, and certain other expenses, until our revenue base grows sufficiently.
          Since February 2, 2006, our common stock has been quoted on the Over-the-Counter Bulletin Board under the symbol “ZERO”.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of any of the common stock by the Selling Shareholders pursuant to this prospectus. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders. However, we will receive the proceeds from the exercise of options for up to 7,000,000 shares underlying such options, which are covered by this prospectus. We expect to use the proceeds, if any, that we receive from the exercise of options for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.
SELLING SHAREHOLDERS
Selling Shareholders Table
          The table below sets forth information concerning the Shares by the Selling Shareholders that have been acquired by them pursuant to the Plan. The inclusion in this table of the individuals named therein shall not be deemed to be an admission that they are “affiliates” of the Company. No estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders after any sales made pursuant to this Reoffer Prospectus because the Selling Shareholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the Selling Shareholders will sell all of the Shares listed in this Reoffer Prospectus.
          The following table sets forth the beneficial ownership of the Selling Shareholders as of August 17, 2006. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership
			Number of	After Offering (1)
	Number of		Shares Being	Number
Name of Selling Shareholder	Shares	Percent	Offered (2)	of Shares (3)	Percent(3)
Estate of Edward L. Masry (4)	7,328,740	15.78%	328,740	7,000,000	15.18%
Eugene E. Eichler, Chief Executive Officer, Chief Financial Officer and Director(5)	1,640,528	4.03%	1,121,127	928,572	2.32%
Bruce McKinnon, Chief Operating Officer, President and Director(6)	1,135,341	2.82%	996,127	548,385	1.38%
John Bautista, Executive Vice President-Operations(7)	332,985	*	309,171	232,985	*
John Brown, Director(8)	400,000	1.01	180,000	250,000	*
Joseph Helleis, Director(9)	525,000	1.32%	305,000	250,00	*
Cecil Kyte, Director(10)	2,317,359	5.60%	30,000	2,317,359	5.60%
John Price, Director(11)	441,000	1.11%	180,000	291,000	*

*	Less than 1%

(1)	Percentage of beneficial ownership is based upon 39,112,631 shares of our common stock outstanding as of August 17, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Consists of shares issuable upon the exercise of options granted pursuant to the Plan both currently exercisable and not currently exercisable.

(3)	Beneficial Ownership of Shares held by each Selling Shareholder after this offering assumes that each Selling Shareholder sells all of the shares offered in this Reoffer Prospectus, but does not constitute a commitment to sell any or all of the stated number of Shares of common stock. The number of shares offered shall be determined from time to time by each Selling Shareholder in his or her sole discretion..

(4)	Mr. Masry, our late Chairman and Chief Executive Officer, passed away on December 6, 2005. Consists of 1,000,000 shares of our common stock, options to purchase 2,000,000 shares of our common stock granted prior to the adoption of the Plan and options to purchase 328,740 shares of our common stock granted under the Plan, all of which are exercisable either currently or within 60 days after August 17, 2006. Also includes 2,800,000 shares and warrants to purchase an aggregate 1,200,000 shares of our common stock held by Masry & Vititoe, PC. Mr. Masry was a shareholder of Masry & Vititoe, PC, and may be deemed to have been a beneficial owner of the shares held by such entity during the period that Mr. Masry served as our Chairman and Chief Executive Officer. During his lifetime, Mr. Masry disclaimed beneficial ownership of these shares except to the extent of his proportional share therein.

(5)	Consists of 500,000 shares of our common stock held by Mr. Eichler, options to purchase 961,956 shares of our common stock held by Mr. Eichler and warrants to purchase 107,143 shares of our common stock held by the Eichler/Wise Family Trust, a revocable trust of which Mr. Eichler is a Trustee; exercisable or convertible either currently or within 60 days after August 17, 2006. Also includes options to purchase 409,171 shares of common stock which are not currently exercisable and 71,429 shares of common stock held by the Eichler/Wise Family Trust.

(6)	Consists of 400,000 shares of our common stock held by Mr. McKinnon, options to purchase 586,956 shares of our common stock exercisable either currently or within 60 days after August 17, 2006 and options to purchase 409,171 shares of common stock which are not currently exercisable. Also includes 69,814 shares of our common stock and warrants to purchase 78,571 shares of our common stock, exercisable or convertible either currently or within 60 days after August 17, 2006, held by the KZ Golf, Inc. Defined Benefit Pension Plan Mr. McKinnon is a principal stockholder of KZ Golf, Inc.

(7)	Consists of 100,714 shares of our common stock held by Mr. Bautista, 15,100 shares of our common stock held by Mr. Bautista and his spouse, 19,300 shares of our common stock held in an individual retirement account established by Mr. Bautista,. 6,300 shares of common stock held by Mr. Bautista’s spouse and 13,000 shares of our common stock held in an individual retirement account established by Mr. Bautista’s spouse. Mr. Bautista also holds warrants to purchase 78,571 shares of our common stock, and options to purchase 100,000 shares of our common stock granted pursuant to the Plan, exercisable either currently or within 60 days after August 17, 2006. Includes options to purchase 209,171 shares of common stock granted opursuant to the Plan which are not currently exercisable.

(8)	Cnsists of 250,000 shares of our common stock held by Mr. Brown, options to purchase 150,000 shares of our common stock exercisable either currently or within 60 days after August 17, 2006 and options to purchase 30,000 shares of common stock which are not currently exercisable..

(9)	Consists of 250,000 shares of our common stock held by Mr. Helleis, options to purchase 275,000 shares of our common stock exercisable either currently or within 60 days after August 17, 2006 and options to purchase 30,000 shares of common stock which are not currently exercisable.

(10)	Consists of 1,207,359 shares of our common stock held by Mr. Kyte, warrants to purchase 1,110,000 shares of our common stock exercisable either currently or within 60 days after August 17, 2006 and options to purchase 30,000 shares of common stock which are not currently exercisable.

(11)	Consists of 291,000 shares of our common stock held by Mr. Price, options to purchase 150,000 shares of our common stock exercisable either currently or within 60 days after August 17, 2006 and options to purchase 30,000 shares of common stock which are not currently exercisable.
          The information in the above table is as of the date of this Reoffer Prospectus. Information concerning the Selling Shareholders may change from time to time and any such changed information will be described in supplements to this Reoffer Prospectus if and when necessary.
PLAN OF DISTRIBUTION
          Each Selling Shareholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
          The Selling Shareholders may also sell shares of Common Stock owned by them, including the Shares, under Rule 144 under the Securities Act, if available, rather than under this Reoffer Prospectus.
          Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
          The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the Selling Shareholder and/or the purchasers.
          There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.
          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this Reoffer Prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
LEGAL MATTERS
          SEC Law Firm, Los Angeles, California has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.
EXPERTS
          The financial statements for the years ended December 31, 2005 and 2004 which are incorporated by reference into this Reoffer Prospectus have been audited by Weinberg & Co., P.A. to the extent and for the periods indicated in their report thereon and have been so incorporated by reference in reliance upon the report of Weinberg & Co., P.A. and upon the authority of such firm as experts in auditing and accounting.
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIICATION FOR SECURITIES ACT LIABILITIES
          Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officer or persons controlling the Company, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission by Save the World Air, Inc. (hereinafter referred to as the “Company” or the “Registrant”) are hereby incorporated herein by reference:
          1. The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (Commission File No. 000-29185).
          2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (Commission File No. 000-29185).
          3. The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006 (Commission File No. 000-29185).
          4. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB/A (Commission File No. 001-29185) filed with the Securities and Exchange Commission on November 29, 2000, and any amendments or reports filed to update the description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          None.
Item 6. Indemnification of Directors and Officers.
     Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of the Company from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of the Company. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

     Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     The Company maintains insurance policies that provide coverage to its directors and officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Hollywood, State of California, on this 1st day of September, 2006.

SAVE THE WORLD AIR, INC.
By:	/s/ Eugene E. Eichler
Eugene E. Eichler
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Eugene E. Eichler and Bruce H. McKinnon and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ EUGENE E. EICHLER Eugene E. Eichler	Chief Executive Officer, Chief Financial Officer and Director	September 1, 2006
/s/ BRUCE H. MCKINNON Bruce H. McKinnon	President, Chief Operating Officer and Director	September 1, 2006
/s/ JOSEPH HELLEIS Joseph Helleis	Chairman of the Board	September 1, 2006
/s/ J. JOSEPH BROWN J. Joseph Brown	Director	September 1, 2006
/s/ JOHN F. PRICE John F. Price	Director	September 1, 2006
/s/ CECIL KYTE Cecil Kyte	Director	September 1, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

3.1(1)	Articles of Incorporation, as amended, of the Registrant.

3.2(1)	Bylaws of the Registrant.

4.1(2)	Save the World Air, Inc. 2004 Stock Option, as amended.

4.2*	Certificate Regarding Amendment No.1 to Exhibit 4.1

4.3*	Certificate Regarding Amendment No.2 to Exhibit 4.1

4.4(3)	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan

4.5(3)	Form of Non-Qualified Stock Option Agreement under 2004 Stock Option Plan

5*	Opinion of Counsel

23*	Consent of Weinberg & Company, P.A.

24*	Power of Attorney (included on Signature Page)

*	filed herewith

(1)	Incorporated by reference from Registrant’s Registration Statement on Form 10-SB (Registration Number 000-29185), as amended, filed on March 2, 2000.

(2)	Incorporated by reference from Appendix C of Registrant’s Schedule 14A filed on April 30, 2004, in connection with its Annual Meeting of Stockholders held on May 24, 2004.

(3)	Incorporated by reference from Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.